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                                     ENVIROTEST SYSTEMS CORP.
                   EXHIBIT 11 - STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                        (Amounts in thousands, except per share amounts)

Earnings (loss) per share are computed using the weighted average number of shares outstanding plus incremental shares issuable upon exercise of outstanding options and warrants using the treasury stock method.

                                                                      Three                   Six
                                                                  Months Ended            Months Ended
                                                                    March 31,                March 31,
                                                              1996          1995        1996         1995
                                                              ----          ----        ----         ----
INCOME (LOSS)

Net Income (loss)                                          $(16,415)      $(1,837)    $(10,827)    $ (2,048)
                                                           ---------      --------    ---------    ---------
                                                           ---------      --------    ---------    ---------
EARNINGS (LOSS) PER COMMON AND
COMMON EQUIVALENT SHARE (b)

Weighted average number of shares outstanding                16,571        15,972       16,485       15,972

Net effect of dilutive stock options based on
   the treasury method using the average
   market price of common stock (a)                             703         1,319          784        1,341
                                                           ---------      --------    ---------     -------
Common stock and common stock equivalents                    17,274        17,291       17,269       17,313
                                                           ---------      --------    ---------     -------
                                                           ---------      --------    ---------     -------

Earnings (loss) per common and common
   equivalent share (b)                                    $  (0.95)      $ (0.11)    $  (0.63)     $ (0.12)
                                                           ---------      --------    ---------     --------
                                                           ---------      --------    ---------     --------

EARNINGS (LOSS) PER COMMON SHARE-
ASSUMING FULL DILUTION (b)

Weighted average number of shares outstanding              $ 16,571       $ 15,972    $ 16,485      $15,972

Net effect of dilutive stock options based on
   the treasury method using the end of
   period market price of common, if
   higher than average (a)                                      703          1,319         784        1,341
                                                           ---------      --------    ---------     --------
Common stock and common stock equivalents                    17,274         17,291      17,269       17,313
                                                           ---------      --------    ---------     --------
                                                           ---------      --------    ---------     --------
Earnings (loss) per common and common
   equivalent share (b)                                    $  (0.95)      $  (0.11)   $  (0.63)     $ (0.12)
                                                           ---------      --------    ---------     --------
                                                           ---------      --------    ---------     --------


Notes:
(a)  Common stock equivalents represent stock options and warrants.
(b) These calculations for the three and six months ended March 31, 1996 are submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.